UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 25, 2024

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Clarendon House, 2 Church Street, Hamilton, Pembroke HM11, Bermuda
(Address of principal executive offices)
(Zip Code)
 (441) 295-1422
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Senior Leadership Team Retention Awards
On July 25, 2024, the Board of Directors of James River Group Holdings, Ltd. (the “Company”), acting at the recommendation of the Compensation and Human Capital Committee, approved the grant of cash retention awards (the “Retention Awards”) to the Company’s senior leadership team. The Retention Awards are to be paid in two equal installments, on or immediately prior to each of December 31, 2024 and June 30, 2025, subject to the recipient remaining continuously employed by the Company on the applicable payment date; provided that earlier payment may occur as described below.
Retention award payments may be made earlier than the applicable payment dates in the event of a recipient’s involuntary termination by the Company without cause, or upon termination of employment due to death or disability, in each case prior to a payment date (cause and disability are as defined in the recipient’s employment agreement, if the recipient is a party to such an agreement, or otherwise, as defined in the Company’s 2014 Long-Term Incentive Plan (the “LTIP”)). Upon the occurrence of such an event, a lump sum payment of any unpaid amounts shall be made on the next regular payroll date that is at least ten business days following the effective date of the termination of employment. Additionally, in the event of a change of control of the Company prior to a payment date, all unpaid amounts under the Retention Awards shall be paid in a lump sum on the effective date of the change in control. For purposes of the Retention Awards, change in control shall have its meaning set forth in the LTIP. The LTIP generally defines a change in control as: (i) the purchase or other acquisition by any person or entity of beneficial ownership of 50% or more of either the then outstanding common shares of the Company or the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) the consummation of a reorganization, merger, amalgamation or consolidation involving the Company such that persons who were the shareholders of the Company immediately prior to any such transaction do not immediately thereafter own 50% of the outstanding common shares and combined voting power entitled to vote generally in the election of directors of the surviving entity or (iii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.
Named executive officers of the Company (excluding the Company’s Chief Executive Officer) were among the recipients of Retention Awards. The aggregate amount of the awards to such named executive officers is set forth in the table below:

Named Executive Officer	Aggregate Award Amount
Sarah C. Doran	$572,000
Richard J. Schmitzer	$669,955
Michael J. Hoffmann	$331,500
The foregoing description of the Retention Awards does not purport to be complete and is qualified in its entirety by reference to the form of Retention Award Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Form 8-K”) and is incorporated herein by reference.
Amendment to Chief Executive Officer’s Employment Agreement
On July 30, 2024, Frank D’Orazio, the Chief Executive Officer of the Company, entered into an amended and restated employment agreement (the “Amended Agreement”) with the Company and its wholly-owned subsidiary James River Group, Inc. The Amended Agreement modifies Mr. D’Orazio’s employment agreement, dated October 28, 2020, as previously amended on June 7, 2023. The primary modification to Mr. D’Orazio’s employment agreement was to incorporate the target amount of Mr. D’Orazio’s short-term incentive award in the calculation of his severance in connection with a termination without cause, for good reason or as a result of the Company’s non-

renewal of Mr. D’Orazio’s Amended Agreement within twelve months of a change of control. Accordingly, the amount of Mr. D’Orazio’s severance payment under such circumstances will now be calculated as Mr. D’Orazio’s base salary at the date of termination, plus the amount of his short-term incentive target award for the performance period in which a change of control occurs (or if no performance period has been established or a target award has not been approved for the relevant performance period, then the target amount of his award for the most recent performance period), divided by 12, with such amount to be paid monthly for a period of 36 months.
The foregoing description of the Amended Agreement does not purport to be complete, and is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.2 ot this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits
The following Exhibits are filed as part of this Form 8-K:

Exhibit No.	Description
10.1	Form of Retention Award Letter
10.2	Amended and Restated Employment Agreement, dated as of July 30, 2024, by and between Frank D’Orazio, James River Group Holdings, Ltd. and James River Group Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: July 31, 2024	By: /s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer